eDOORWAYS INTERNATIONAL CORPORATION

CERTIFICATE OF DESIGNATION
OF
SERIES F PREFERRED STOCK

The undersigned, being the directors of eDOORWAYS International Corporation, a corporation , organized and existing under, and by virtue of the General Corporation Law of, the State of Delaware (i.e., the "CORPORATION" or "Company"), **DOES HEREBY CERTIFY**:

FIRST, That at a meeting of the Board of Directors of eDOORWAYS International Corporation:

RESOLVED: that a Certificate of Designation creates a series of preferred stock with the designations, powers, preferences and limitations as set forth and adopted as follows:

CERTIFICATE OF DESIGNATION, SERIES F PREFERRED STOCK

1. **Designation; Ranking**. A series of preferred stock is hereby designated as Series F Preferred Stock (the "Series F Preferred Stock") senior to all other series of preferred stock of the Company.

2. **Liquidation Preference.** Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series F Preferred Stock, the holders of the Series F Preferred Stock shall be entitled to a liquidation preference equal to $5,000,000, plus unpaid accrued dividends.

3. **Dividends.** The holder of the Series F Preferred Stock shall receive a quarterly dividend of 5% per annum which will be declared as of the last day of each calendar quarter accruing until such time as the Company may lawfully pay it. The accrued dividend may be converted into common stock at the holder's option. The conversion price will be equal to the closing price of the Company's common stock on the date each dividend is declared (or the last trading day if there were no trades on the last calendar day).

4. **Number**. The number of shares constituting Series F Preferred Stock is fixed at 50,000,000 (fifty million) shares, par value $.0001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series F Preferred Stock.

5. **Conversion**. The holder of the Series F Preferred Stock shall have, and be subject to, the following conversion rights:

(a) Conversion Upon Election of the Holder. At any time, 90 days after issuance, the holder of shares of the Series F Preferred Stock shall be entitled, upon written

notice to the transfer agent (or to the Company if the Company serves as its own transfer agent) to convert all or any part of the accrued dividend into a number of fully paid and nonassessable shares of Common Stock at the conversion price(s) described in Section 3.

(b) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the dividends on shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding accrued dividends; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all accrued dividends, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Company's Certificate of Incorporation.

(c) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holder of the Series F Preferred Stock against impairment.

(d) Mechanics of Conversion. Before the holder of Series F Preferred Stock shall be entitled to convert accrued dividends into shares of Common Stock, the holder shall give written notice to the Company specifying the amount of the dividends being converted and the conversion price(s). The notice shall state the holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or his attorney duly authorized in writing.

(e) Conversion Time. The conversion time shall be the date notice is provided by the holder of Series F Preferred Stock to the Company.

(f) Conversion Ratio. The conversion ratio shall be 5 (five) to every 1 (one) share of eDoorways International Corporation common stock.

(g) Corporate Reorganization. Shares of Series F Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Sections 4 and 5(f) prior to the reverse split. The conversion rate for shares of Series F Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

(h) Anti-dilution Rights. The holder of Series F Preferred Stock shall be convertible into any future series of Preferred Stock (the "Future Preferred") under either of the following circumstances: (i) if such conversion is approved by the Board of Directors or (ii) if such conversion is in connection with a Future Preferred or a common stock equity or convertible debt financing in which the Company's fully diluted pre-money valuation is greater than the Company's fully diluted post-money valuation (a "Future Financing"), in either case, on a one-for-one basis (subject to anti-dilution adjustment) at the option of the holder. In the event of an issuance of stock involving tranches or other multiple closings, the anti-dilution adjustment shall be calculated as if all stock was issued at the first closing. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends, combinations, recapitalizations and the like.

6. **Redemption**. At any time beginning on June 22, 2010, the Company will if requested by the Holder redeem the principal and accrued interest, unless the Company cannot do so due to a conflict with any agreements or Delaware law.

7. **Record Owner**. The Company may deem the person in whose name shares of Series F Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him or her as, the absolute owner of the Series F Preferred Stock for all purposes, and the Company shall not be affected by any notice to the contrary.

8. **Register**. The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series F Preferred Stock. Upon any transfer of shares of Series F Preferred Stock in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the Stock Register.

9. **Change of Terms or Issuance of Additional Series F Preferred Stock.** The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than 51% of the then outstanding shares of Series F Preferred Stock, shall be required for any change to the Company's Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series F Preferred Stock.

10. **Voting Rights**. Holders of Series F Preferred Stock shall have the right to vote using a ratio of one to one, with one share of Series F Preferred Stock entitled to one vote.

SECOND: That each of the officers of the CORPORATION be, and each of them hereby is, authorized, empowered and directed on behalf of the CORPORATION to execute and deliver the documents covered by the preceding resolution with such changes, deletions, additions and modifications thereto as he, with and upon the advice of counsel, shall approve, the execution and delivery of such documents to be conclusive evidence of such approval.

THIRD: That said Certificate of Designations was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, by affixing their signatures hereto, do hereby consent to, authorize and approve the foregoing Certificate of Designation in their capacity as the directors of eDOORWAYS Corporation.

Dated: June 22, 2010

GARY KIMMONS

KATHRYN KIMMONS

LANCE KIMMONS